UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2012

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-08940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On May 16, 2012, Altria Group, Inc. (“Altria”) issued a press release attached as Exhibit 99.1 hereto and incorporated by reference in its entirety to this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the exhibits hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01.	Other Events

On May 16, 2012, Altria Group, Inc. (“Altria”) issued a press release attached as Exhibit 99.1 hereto reporting that it will record one-time non-cash gains of $240 million or $0.11 per share to its 2012 first-quarter reported earnings from its equity investment in SABMiller plc (“SABMiller”). This reflects Altria’s share of non-cash gains resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel that were completed in the first quarter of 2012.

Altria has determined that it is appropriate to revise its first quarter 2012 financial statements to reflect its share of the non-cash gains resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel that were completed in the first quarter of 2012. This revision will result in a $369 million, $240 million, and $0.11 increase to Altria’s previously disclosed reported earnings from equity investment in SABMiller, reported net earnings, and reported diluted earnings per share, respectively, for the first quarter of 2012. There is no impact to adjusted diluted EPS, cash flows, dividends or share repurchases. Altria has determined that the non-cash gains were not material to Altria’s first quarter 2012 financial statements. Accordingly, Altria will reflect this revision in its financial statements for the six months ended June 30, 2012.

The text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference to this Item 8.01 except for the section entitled “2012 Full-Year Guidance.”

2012 Full-Year Guidance

The non-cash gains of $0.11 per share from SABMiller’s strategic alliance transactions result in an increase to Altria’s 2012 full-year reported diluted EPS guidance from a range of $2.14 to $2.20 to a range of $2.25 to $2.31. The revised 2012 reported diluted EPS forecast of $2.25 to $2.31 includes estimated net gains of $0.08 per share as detailed in the table below, as compared with 2011 full-year reported diluted EPS of $1.64, which included $0.41 per share of net charges, as detailed in the table below. Expected 2012 full-year adjusted diluted EPS, which excludes the net gains in the table below, represents a growth rate of 6% to 9% over 2011 full-year adjusted diluted EPS.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast.

(Income) Expense, Net, Included in Reported Diluted EPS

	2012	2011

Asset impairment, exit, implementation and integration costs	$0.02	$0.07

SABMiller special items	(0.10)	0.03

PMCC Leveraged Lease Charge	–	0.30

Tax items*	–	(0.04)

Tobacco and health judgments	–	0.05

	$(0.08)	$0.41

* Excludes the tax impact included in the 2011 PMCC Leveraged Lease Charge.

Adjusted diluted EPS is a financial measure that is not consistent with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Altria’s management reviews diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include restructuring charges, SABMiller special items, certain Philip Morris Capital Corporation (“PMCC”) leveraged lease charges (the “PMCC Leveraged Lease Charge”), certain tax items, and tobacco and health judgments. Altria’s management does not view any of these special items to be part of its sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management believes it is appropriate to disclose this non-GAAP financial measure to provide useful insight into underlying business trends and results, and to provide a more meaningful comparison of year-over-year results. Adjusted measures are used by management and regularly provided to Altria’s chief operating decision maker for planning, forecasting and evaluating the performances of Altria’s businesses, including allocating resources and evaluating results relative to employee compensation targets. This information should be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Altria Group, Inc. Press Release dated May 16, 2012 (filed pursuant to Item 8.01 except for section “2012 Full-Year Guidance” which is furnished pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: May 16, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Altria Group, Inc. Press Release dated May 16, 2012 (filed pursuant to Item 8.01 except for section “2012 Full-Year Guidance” which is furnished pursuant to Item 7.01)